EXHIBIT 99.1

STRATA Skin Sciences, Inc. Announces Refinancing of $10.0 Million of Short-Term Debt

HORSHAM, Pennsylvania – January 5, 2016 – (NASDAQ:SSKN)  On December 30, 2015, STRATA Skin Sciences, Inc. ("STRATA Skin") entered into a $12.0 million Credit and Security Agreement (the "Agreement") and related financing documents with a group led by MidCap Financial Trust ("MidCap").  Under the Agreement, the credit facility may be drawn down in two tranches, the first of which was drawn for $10.5 million on December 30, 2015.  The proceeds of this first tranche were used to repay $10.0 million principal amount of short-term senior secured promissory notes, plus associated interest, loan fees and expenses.  The second tranche may be drawn after January 1, 2016.  The Company's obligations under the credit facility are secured by a first priority lien on all of STRATA Skin's assets.  Other financing documents included subordination agreements and other amendments with STRATA Skin's existing debenture holders from its 2014 and 2015 financings. In connection with the repayment of the short-term notes, STRATA Skin also repurchased a debenture from its July 2014 financing for approximately $118,000 from an unrelated party.
The credit facility bears an interest rate of LIBOR plus 8.25%, which was 8.75% as of December 30, 2015.  The loan period is 60 months and is payable as interest only for the first 18 months.  Thereafter the loans are amortized on a straight-line basis and due in full on the maturity date, which is 60 months from the draw of the initial tranche, December 30, 2020.
In connection with entering into the credit facility, STRATA Skin issued warrants to the lenders to purchase an aggregate of 650,442 shares of the Company's common stock at an exercise price of $1.13 per share, which equals the volume weighted average price ("VWAP") for the ten-day period prior to the closing date.  The warrants are exercisable for five years from the date of issuance.  Upon drawdown of the second tranche for $1.5 million, another warrant or warrants will be issued for the aggregate number of shares equal to 7.0% of 1,500,000 divided by the exercise price, which will equal the VWAP for the ten-day period prior to the closing date of the second tranche.  The Warrants have not been registered under the Securities Act of 1933, as amended.
About STRATA Skin Sciences (Formerly MELA Sciences, Inc.)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and diagnostic dermatology market. Its products include the XTRAC laser and VTRAC excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the MelaFind® system used to assist in the identification and management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations at any time in the future, and the Company's ability to build a leading franchise in medical dermatology, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

CONTACT:
Investor Contacts:
Christina Allgeier
STRATA Skin Sciences, Inc.
215-619-3267
callgeier@strataskin.com

Bob Yedid
LifeSci Advisors, LLC
646-597-6989
Bob@LifeSciAdvisors.com